Exhibit 10.1
(IFTH Letterhead)
William J. Caragol
1690 S. Congress Ave., Suite 200
Delray Beach, FL 33445
Dear Bill,
On behalf of IFTH Acquisition Corp. d/b/a Steel Vault (the “Company” or “Steel Vault”) and the Compensation Committee of the Board of Directors, I am writing this letter to document the important terms of your compensation agreement with Steel Vault for calendar year 2009. This compensation agreement is intended to cover any and all of your roles with the Company during 2009, including as the Company’s CEO and as a director.
Term – This agreement will be in place for calendar year 2009. It is expected that in December 2009 the Compensation Committee and Mr. Caragol will discuss a mutually beneficial employment contract.
Salary – In late 2008 the Compensation Committee granted you 1,000,000 shares of common stock in lieu of salary for the end of 2008 and all of 2009. The terms of that agreement remain in effect.
Benefits – You will receive all of the employee benefits, health, dental, life, vacation, in place for other members of the Company. The only additional benefits you will receive include a monthly auto allowance of $900 per month for 2009 and a one-time reimbursement of tax/estate consultation services, not to exceed $5,000.
Incentive Compensation – You will participate in the 2009 Incentive Compensation Plan as defined in Exhibit A to this letter as approved by the Compensation Committee of the Board of Directors.
Change in Control – In the event a change in control as defined by the Company’s 2009 Stock Incentive Plan (as approved by stockholders) occurs in 2009 you will receive compensation at the closing of the change in control transaction of two times your annual compensation plus one times your incentive compensation. During 2009 your annual compensation will be considered to be $250,000 for the purpose of this calculation and your 2009 incentive compensation will be considered to be earned at a level of one times your annual compensation for the purpose of this calculation.
Please note that this letter is not an employment agreement and your employment is at-will. On behalf of the Company, I would like to convey our excitement with your leading the Steel Vault team for what we are certain will be a rewarding and successful future together.

Very truly yours,
/s/ Scott R. Silverman
Scott R. Silverman
Chairman of the Board of Directors

Agreed and accepted:

/s/ William J. Caragol
William J. Caragol
Chief Executive Officer

Exhibit A
Mr. Caragol will earn points for meeting or exceeding the goals as set forth in the table below:

Points
Revenue
Achievement of $7M of Revenue in Calendar 2009	1
Achievement of $8M of Revenue in Calendar 2009	1
Achievement of $9M of Revenue in Calendar 2009	1
Achievement of $10M of Revenue in Calendar 2009	1

EBITDA (Adjusted)
Achieving Adjusted EBITDA Positive in 3Q09 (Calendar)	1
Achieving Adjusted EBITDA Positive in 4Q09 (Calendar)	1

Other Metrics
Raising new capital in excess of $500 thousand*	1
SEC and Auditor Compliance — Filing and Internal Control	1
End of year stock price of $1.00	3

Discretionary by Compensation Committee	4

TOTAL	15

Explanatory Notes:
(1)	Each point is worth US$50,000; the Compensation Committee, in its sole discretion, may award partial points in the event of partial completion.

(2)	It is anticipated that the total bonus earned will be paid within 60 days of calendar year end. Further, it is anticipated that the total bonus will be paid 50% in cash and 50% in company equity, with the specific terms of such split and form of equity instrument to be mutually agreed between the Compensation Committee and Mr. Caragol.

(3)	Revenue means revenue as calculated pursuant to GAAP.

(4)	Adjusted EBITDA means EBITDA, plus any non-cash charges including stock based compensation, measured prior to the calculation of the Caragol incentive compensation.

Exhibit A

(5)	End of year stock price is the average daily high and low for each of the last twenty trading days of the calendar year.

(6)	If the Compensation Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or any other events or circumstances, the performance factors are no longer suitable, the Compensation Committee may in its discretion and to the extent it deems appropriate modify, change or eliminate such performance factors or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable. In addition, the Compensation Committee shall have the authority to make equitable adjustments to the performance factors, or the method of calculating attainment of the performance factors, in recognition of unusual or non-recurring events affecting the Company or any subsidiary or the financial statements of the Company or any subsidiary in response to or in recognition of changes in applicable laws or regulations, or to account for items of gain, loss, deduction or expense determined to be extraordinary, nonrecurring or unusual in nature or infrequent in occurrence, including, by way of example only, asset write-downs and litigation or claim judgments or settlements, or related to a change in accounting principles.

*	excludes any capital provided by majority stockholder